Exhibit 10.1

SERVICES, MANUFACTURING AND SUPPLY AGREEMENT

This SERVICES, MANUFACTURING AND SUPPLY AGREEMENT (the “Agreement”), dated as of the 7th day of April, 2003 (the “Effective Date”), by and between EXACT Sciences Corporation (“EXACT”), a Delaware corporation doing business at 63 Great Road, Maynard, Massachusetts 01754; and Discovery Labware Inc. (“Discovery”), a wholly owned subsidiary of Becton Dickinson and Company (“Becton Dickinson”), doing business at 296 Concord Road, Billerica, MA  01821.

WHEREAS, EXACT owns and has developed proprietary technologies directed to, among other things, the recovery of DNA from biological samples and in particular for use in the diagnosis of colon cancer and is producing improvements, enhancements and inventions related to all of its technologies, including a proprietary device having [CONFIDENTIAL TREATMENT REQUESTED]/*/ components, that includes a treated membrane-like material,

WHEREAS, Becton Dickinson owns and has developed proprietary technologies and equipment directed to, among other things, manufacturing, tooling, molding, packaging, labeling, processes, equipment, know-how and methods, including but not limited to, molding of consumables, molds, tooling, core pins and attaching membrane and membrane-like materials to all types of objects or other materials, and is producing improvements, enhancements and inventions related to all of these proprietary technologies; and

WHEREAS, EXACT desires to engage the services of Discovery to use Becton Dickinson’s proprietary technology to design, develop, use and deliver the tooling to manufacture and produce [CONFIDENTIAL TREATMENT REQUESTED]/*/ components of EXACT’s proprietary consumable;

WHEREAS, EXACT desires Discovery to use Becton Dickinson’s proprietary technologies to manufacture and produce the [CONFIDENTIAL TREATMENT REQUESTED]/*/ components of EXACT’s proprietary consumable, for Discovery to attach a treated membrane material which is to be supplied by EXACT, or EXACT’s designee, to one of these components, and for Discovery to supply to EXACT the completed proprietary consumable in a certain package and with a certain label, all in accordance with the Hybrigel Consumable Specifications; and

WHEREAS, Discovery is willing to provide services to EXACT to design, research and develop tooling to manufacture and produce the [CONFIDENTIAL TREATMENT REQUESTED]/*/ components of EXACT’s proprietary consumable and to manufacture and produce the [CONFIDENTIAL TREATMENT REQUESTED]/*/ components of EXACT’s proprietary consumable, to receive the treated membrane

*CONFIDENTIAL TREATMENT REQUESTED

materials from EXACT, to use Becton Dickinson’s proprietary technology to process and attach the treated membrane material to one of the [CONFIDENTIAL TREATMENT REQUESTED]/*/ components and to package and label EXACT’s completed Hybrigel Consumable for supply to EXACT, in accordance with EXACT’s Hybrigel Consumable Specifications.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1:  DEFINITIONS.

1.1                                 “Act” shall mean the Food, Drug and Cosmetic Act (21 U.S.C. § § 301 et seq.) and the regulations promulgated thereunder.

1.2                                 “Affiliates” of a party as used herein shall mean any entity which, at any time during the Term of this Agreement, directly or indirectly, through one or more intermediaries, controls such party, is controlled by such party, or is under common control of such party, (including subsidiaries) and another entity, or is controlled by an entity that controls such party.

1.3                                 “Analyte Specific Reagent” shall have the meaning ascribed to it by 21 C.F.R. § 809.30 and 864.4020(a), (B - class 1), to include a Class 1 designation.

1.4                                 “Discovery” shall mean Discovery Labware Inc.

1.5                                 “Discovery Bonding” shall mean the specific Discovery proprietary method developed by Discovery for affixing or attaching the Membrane to the Hybrigel Consumable.

1.6                                 “Discovery Certificate of Conformance” shall mean the certificate of analysis report in the form attached hereto as Appendix A setting forth the results of the quality control analyses performed on the Hybrigel Consumables by Discovery to confirm conformity to the Hybrigel Consumable Specifications.

1.7                                 “Discovery Technology and Equipment” shall mean all technology and equipment relating to manufacturing processes, techniques and methods, including but not limited to all molds, tooling, core pins, molding, packaging, labeling and attaching all types of materials, including but not limited to membrane materials and the like attached to all types of objects and materials, Discovery Bonding techniques, practices and methods, and any other intellectual property belonging to or licensed (other than as pursuant to this Agreement ) by Discovery or its Affiliates, whether or not patented, in any form, tangible or intangible, including, without limitation, all manufacturing specifications, mold specifications,  all ideas, concepts, know-how, trade secrets, inventions, developments, discoveries, works of authorship, algorithms, systems, processes, methods, techniques, bonding methods, and research and technical information. Discovery Technology and Equipment does not mean or include EXACT Technology or EXACT Tooling.

*CONFIDENTIAL TREATMENT REQUESTED

1.8                                 “EXACT” shall mean EXACT Sciences Corporation and its Affiliates, unless the context indicates otherwise.

1.9                                 “EXACT Certificate of Analysis” means the certificate of performance report in the form attached hereto as Appendix B setting forth the results of the quality control analyses performed on the Membranes by Exact or its designee to confirm conformity to the Membrane Specifications.

1.10                           “EXACT Technology” shall mean the Hybrigel Consumable and technology, the purification of biological samples using the Hybrigel Consumable, and the diagnosis of disease using a Hybrigel Consumable, and any other EXACT intellectual property that was created, developed or otherwise acquired by or on behalf of EXACT as of the Effective Date of this Agreement, or developed or otherwise acquired by or on behalf of EXACT subsequent to the Effective Date of this Agreement, whether or not patented, in any form, tangible or intangible, including, without limitation, all specifications (including the Specifications in Appendix D of this Agreement), ideas, designs, concepts, know-how, trade secrets, inventions, developments, discoveries, works of authorship, formulae, algorithms, systems, processes, methods, techniques, consumables, research information, bonding methods, evaluations, studies, analytical results, assays, data, technical information, and samples.  EXACT Technology does not mean or include the Discovery Technology and Equipment (including Discovery Bonding) and the EXACT Tooling.

1.11                           “EXACT Tooling” shall mean the molds and core pins, necessary to manufacture and produce [CONFIDENTIAL TREATMENT REQUESTED]/*/ components of EXACT’s Hybrigel Consumable as described in Phase I of the Manufacturing Plan included in Appendix C.

1.12                           “FDA” means the United States Food and Drug Administration or any successor agency.

1.13                           “GMP” shall mean the current good manufacturing practices and QSRs for Class 1 Analyte Specific Reagents promulgated from time to time by the FDA in accordance with the Act.

1.14                           “Hybrigel™ Consumable” shall mean the EXACT proprietary Hybrigel™ Consumable as described in Appendix D of this Agreement.

1.15                           “Hybrigel Consumable Specifications” shall mean the description, physical description and drawings, dimensions, materials, processes and testing and inspection information for the Hybrigel™ Consumable as contained in Appendix D of this Agreement, excluding any Membrane information or specifications, and any labeling or packaging information or specifications and excluding any characteristic caused in whole or in part by the failure of the Membrane to meet the Membrane Specifications.

*CONFIDENTIAL TREATMENT REQUESTED

1.16                           “Manufacturing Plan”, shall mean the milestones and parameters as set forth in Appendix C hereto for the design, development and use of the EXACT Tooling.

1.17                           “MDR” shall mean medical device reporting promulgated by FDA, requiring event malfunction, serious injury and death to be reported to FDA.

1.18                           “Membrane” shall mean the Hybrigel membrane in the form supplied by EXACT or EXACT’s designee to Discovery.

1.19                           “Membrane Specifications” shall mean the description, physical description and drawings, dimensions, materials, processes and testing and inspection information for the Membranes as contained in Appendix D of this Agreement.

1.20                           “QSR” shall mean the Quality System Regulation as defined in 21 C.F.R. § 820.

1.21                           “Party” or “Parties” shall mean EXACT and/or Discovery, as the context requires.

1.22                           “Reporting Period” means a three (3) month period ending January 31, April 30, July 31 and October 31 of each calendar year.

ARTICLE 2: SERVICES TO PERFORMED AND
EVALUATION OF MEMBRANE

2.1                                 EXACT Tooling.  Discovery shall design, research, develop, and, deliver to EXACT, the EXACT Tooling.

2.2                                 Discovery Point of Contact.  Discovery’s point of contact at EXACT is David Deems, Vice President of Product Development.

2.3                                 EXACT Point of Contact.  EXACT’s point of contact at Discovery is Blake S. Perkins, Marketing Manager, Drug Discovery.

2.4                                 Rights to the EXACT Tooling.  Upon EXACT and Discovery’s validation of the EXACT Tooling, Discovery shall and does hereby irrevocably grant and assign to EXACT the entire right, title and interest, in and to the EXACT Tooling.  Discovery shall hold the EXACT Tooling at its facilities, as requested by EXACT, and Discovery shall at all times maintain adequate insurance to protect against risk of loss for the EXACT Tooling at Discovery’s facilities.

2.5                                 Discovery agrees to use and operate the EXACT Tooling solely for the purposes of this Agreement.

2.6           Delivery of the EXACT Tooling at Termination. In the event that this Agreement is to be terminated or expire, (i) Discovery shall pack the EXACT Tooling and ship it to an EXACT designated facility, so long as EXACT has met its payment obligations under Article 3 hereof.  Discovery shall not be responsible for the implementation of the EXACT Tooling.  Discovery agrees to provide EXACT with one (1) full time equivalent (FTE) person(s) for a time period of sixty (60) consecutive business days, such period not to exceed the day that is four (4) months from delivery of the EXACT Tooling to the EXACT designated facility, to support the implementation of the EXACT Tooling per EXACT’s instructions and with a vendor of EXACT’s choosing.  The FTE shall work only during regular business hours.  EXACT shall pay Discovery, on a prospective basis each month for work to be performed in the coming month, for the FTE’s salary and all related time, material, travel and expenses and shall indemnify and hold harmless Discovery against any claims of the FTE based upon his or her work with EXACT.  EXACT shall reimburse Discovery for the FTE’s salary and all related time, material, travel and expenses, at rates that are then in effect for Discovery and the FTE.  EXACT covenants that it will provide a safe working environment for the FTE, whether at its own facility or at that of a contractor, and that it will ensure that any facilities to which the FTE is sent will comply with all applicable health and safety and environmental regulations.  EXACT assumes all risk of the FTE’s presence at such facility and agrees to indemnify and hold harmless Discovery, it’s employees, officers and directors and its Affiliates and their employees, officers and directors from and against any claims, damages, losses or liability resulting directly or indirectly from the FTE’s presence at such facility and his or her work at such facility, other than as related to such FTE’s gross negligence or misconduct.  In addition, EXACT will maintain insurance adequate to cover any claims resulting from the FTE’s presence at such facility and his or her work at such facility.  EXACT agrees to assume full responsibility for any injury or death caused to the FTE, while the FTE is working at the EXACT designated facility, other than as related to such FTE’s gross negligence or misconduct.  EXACT agrees to provide Discovery’s FTE with all safety and other protections required by law, including, without limitation, all Occupational Health and Safety Administration rules and regulations.  The FTE shall not be required to execute any agreement, waiver or release which in any way purports to affect the legal rights or obligations of the FTE.  If the FTE signs such an agreement, waiver or release, it shall be considered void and have no force and effect.

2.7           [CONFIDENTIAL TREATMENT REQUESTED]/*/.  EXACT agrees [CONFIDENTIAL TREATMENT REQUESTED]/*/ any of the life sciences business entities listed below any [CONFIDENTIAL TREATMENT REQUESTED]/*/, and [CONFIDENTIAL TREATMENT REQUESTED]/*/ relating to the [CONFIDENTIAL TREATMENT REQUESTED]/*/ during the period from the [CONFIDENTIAL TREATMENT REQUESTED]/*/ through to and including [CONFIDENTIAL TREATMENT REQUESTED]/*/, unless Discovery is unable to [CONFIDENTIAL TREATMENT REQUESTED]/*/ as set forth herein, in which case this Agreement shall become [CONFIDENTIAL TREATMENT REQUESTED]/*/ pursuant to Section 3.9 below.

The life science business entities are [CONFIDENTIAL TREATMENT REQUESTED]/*/.

*CONFIDENTIAL TREATMENT REQUESTED

2.8                                 Maintenance of EXACT Tooling.  EXACT and Discovery agree that Discovery will provide, at no cost to EXACT, any maintenance that is necessary as a result of normal wear and tear while in Discovery’s possession, as well as any other repairs that become necessary as a result of Discovery’s negligence or breach of this Agreement. Any maintenance and repairs beyond that described above will be at EXACT’s sole cost and expense.  No repairs or maintenance, for which EXACT will be bearing the expense, will be conducted without EXACT’s express prior written authorization.

2.9                                 New Tooling.  EXACT agrees that should modifications to the EXACT Tooling or new tooling (collectively “New Tooling”) be required in accordance with EXACT’s request, EXACT shall bear all direct costs and expenses of such New Tooling.  EXACT may request Discovery to design, manufacture or have manufactured New Tooling on its behalf.  EXACT and Discovery agree to negotiate in good faith additional terms relating to the design and manufacture of New Tooling including the amendment of Section 3.8 to include provisions that allow for the purchase of Hybrigel Consumables relating to the New Tooling to [CONFIDENTIAL TREATMENT REQUESTED]/*/ and the [CONFIDENTIAL TREATMENT REQUESTED]/*/ as appropriate.

2.10         [CONFIDENTIAL TREATMENT REQUESTED]/*/ Additional EXACT Tooling.  Should it become necessary to produce and use any EXACT Tooling in addition to the one set of molds referred to in Section 2.4 in order to produce amounts in [CONFIDENTIAL TREATMENT REQUESTED]/*/ (the “Additional EXACT Tooling”) and satisfy Product Forecasts, the cost of such Additional EXACT Tooling will be borne by EXACT.  Discovery agrees to use commercially reasonable efforts to provide EXACT with reasonable notice of the need to produce Additional EXACT Tooling based on the timing of the receipt of the Product Forecast for which such Additional EXACT Tooling would be required.  EXACT may request Discovery to manufacture or have manufactured the Additional EXACT Tooling on its behalf and Discovery may accept or reject such request.  If Discovery rejects EXACT’s request, or if Discovery requires payment for the Additional EXACT Tooling in an amount in excess of 150% of the cost of the initial EXACT Tooling, then, so long as EXACT has [CONFIDENTIAL TREATMENT REQUESTED]/*/ EXACT may [CONFIDENTIAL TREATMENT REQUESTED]/*/.

2.11                           Possible [CONFIDENTIAL TREATMENT REQUESTED]/*/ by Discovery.  Discovery agrees in good faith to [CONFIDENTIAL TREATMENT REQUESTED]/*/ for Discovery of Discovery [CONFIDENTIAL TREATMENT REQUESTED]/*/ and to consider [CONFIDENTIAL TREATMENT REQUESTED]/*/ pursuant to which Discovery may [CONFIDENTIAL TREATMENT REQUESTED]/*/ and to discuss whether such [CONFIDENTIAL TREATMENT REQUESTED]/*/.  In the event Discovery determines that it [CONFIDENTIAL TREATMENT REQUESTED]/*/ or other arrangement with [CONFIDENTIAL TREATMENT REQUESTED]/*/, then Discovery shall so notify EXACT, and may [CONFIDENTIAL TREATMENT REQUESTED]/*/ for EXACT’S review or consider any documentation provided by EXACT.  This Section 2.11, shall not create any [CONFIDENTIAL TREATMENT REQUESTED]/*/ and is merely intended to serve as an

*CONFIDENTIAL TREATMENT REQUESTED

expression of Discovery's current intentions, and under no circumstances will the [CONFIDENTIAL TREATMENT REQUESTED]/*/.

ARTICLE 3:  MANUFACTURE; SUPPLY; AND DELIVERY.

3.1                                 Manufacture of Hybrigel Consumables.  Upon validation of the EXACT Tooling, Discovery agrees to manufacture, package and label the Hybrigel Consumable for EXACT in accordance with the Hybrigel Consumable Specifications and will deliver the Hybrigel Consumables to a United States address for EXACT or EXACT’s designee in accordance with the quantities and schedule set forth in any purchase order that has been delivered and accepted in accordance with the terms of this Agreement.  Except and unless the parties mutually agree in writing otherwise, EXACT shall deliver to Discovery Membranes meeting the Membrane Specifications.  EXACT shall deliver such Membranes to Discovery in the quantity and quality necessary for Discovery to fulfill its obligations under the Purchase Orders.  Membranes shall be deemed of adequate quality if they are delivered in accordance with the Certificate of Analysis as described in Appendix B.  Such Membranes will be supplied at no cost to Discovery, and solely for the purposes of carrying out Discovery’s obligations under this Agreement.  EXACT shall provide to Discovery the Membranes accompanied by an EXACT Certificate of Analysis confirming that the Membranes meet the Membrane Specifications.  Discovery may reject any shipment of Membranes that is not accompanied by such Certificate of Analysis or that it determines does not meet the representations set forth in the Certificate of Analysis and shall notify EXACT in writing of the rejection and, and if applicable, the details regarding how the Membranes fail, in Discovery’s opinion, to meet such representations.  In the event of the failure of EXACT to deliver, or any material delays in EXACT’s delivery of any Membranes or the failure of such Membranes to meet the Membrane Specifications, Discovery shall not be required to deliver the Hybrigel Consumables for which such Membranes were intended, Discovery shall not be deemed to have breached this Agreement, and the parties will discuss in good faith an alternative delivery schedule, if any.  Discovery agrees that it will not produce the [CONFIDENTIAL TREATMENT REQUESTED]/*/ except in such lots as are reasonably necessary to meet EXACT’s forecasts.

3.2                                 [CONFIDENTIAL TREATMENT REQUESTED]/*/.  EXACT hereby agrees that, [CONFIDENTIAL TREATMENT REQUESTED]/*/, EXACT will [CONFIDENTIAL TREATMENT REQUESTED]/*/, except as specified in sections 3.9 and Article 9.

3.3                                 Supply of Membranes and Tooling.  Discovery shall not be responsible for the costs of the Membranes, which shall be supplied by EXACT or EXACT’s designee without charge to Discovery, or the costs, if any, of any Additional EXACT Tooling purchased by EXACT or any modifications thereto under this Agreement.

*CONFIDENTIAL TREATMENT REQUESTED

3.4                                 Analyte Specific Reagents.  EXACT shall provide to Discovery all documents as appropriate and necessary for Discovery to comply with all applicable governmental laws, requirements and regulations relating to manufacturing using Analyte Specific Reagents, including without limitation, compliance with the requirements under 21 C.F.R. § 809.30 and 864.4020 and QSR requirements under 21 C.F.R. § 820.  Documents provided by EXACT pursuant to this section, as well as all label requirements, shall support a Class 1 designation. So long as (i) the conditions of this section 3.4 are met, and (ii) the components supplied to Discovery for use in connection with the Hybrigel Consumable meet Discovery’s supplier qualifications as defined by 21 C.F.R. § 820 (and meet all current and future ASR Regulations, as promulgated), Discovery agrees that it will label the Hybrigel Consumable as an Analyte Specific Reagent.

3.5                                 Amendment of Manufacturing Plan and Specifications.  The Hybrigel Consumable Specifications and Manufacturing Plan may be amended by the Parties from time to time; provided, however, that no change to the Manufacturing Plan or Hybrigel Consumable Specifications shall be effective or binding upon the Parties unless an amendment incorporating such change has been executed by the duly authorized representatives of the parties hereto.  EXACT and Discovery agree that any such amendment shall include provisions that allow the purchase of Hybrigel Consumables manufactured in accordance with any changes in the Hybrigel Consumable Specifications and Manufacturing Plan to [CONFIDENTIAL TREATMENT REQUESTED]/*/ and the [CONFIDENTIAL TREATMENT REQUESTED]/*/ as appropriate.

3.6                                 Forecasts.  EXACT’s initial forecast by Reporting Period of the quantity of the Hybrigel Consumables that EXACT expects to purchase from Discovery during the first four Reporting Periods after the Effective Date, is provided in Appendix E.  On or before the sixtieth (60th) day preceding the first day of each Reporting Period, subsequent to the first, EXACT shall submit a revised forecast by Reporting Period for the Hybrigel Consumables for the next consecutive four Reporting Periods. Discovery shall not be required to [CONFIDENTIAL TREATMENT REQUESTED]/*/ in any Reporting Period, unless EXACT has [CONFIDENTIAL TREATMENT REQUESTED]/*/, pursuant to section 3.7 below.  To the extent Discovery cannot [CONFIDENTIAL TREATMENT REQUESTED]/*/, this Agreement shall [CONFIDENTIAL TREATMENT REQUESTED]/*/, in accordance with Section 3.7 below.

3.7                                 Purchase Orders and Supply.  On or before the date that is thirty (30) days prior to the first day of the immediately upcoming Reporting Period, EXACT shall place orders for the Hybrigel Consumables by submitting written purchase orders to Discovery in the form attached hereto as Appendix F and specifying a quantity that is consistent with the requirements set forth herein (Discovery shall be entitled to reject any purchase order that is not provided to Discovery in accordance with the requirements of this Section 3.7).  The Parties agree to the following purchase order requirements:

*CONFIDENTIAL TREATMENT REQUESTED

3.7.1  No later than sixty (60) days prior to the beginning of each Reporting Period, EXACT shall provide Discovery with a rolling twelve-month forecast describing EXACT’s anticipated Hybrigel Consumable needs;

3.7.2  No later than thirty (30) days prior to each immediately upcoming Reporting Period, EXACT shall submit purchase orders for such Reporting Period.  The purchase orders that are submitted to Discovery shall not contain requests for Hybrigel Consumable amounts (a) [CONFIDENTIAL TREATMENT REQUESTED]/*/ submitted to Discovery for the immediately upcoming Reporting Period, or (b) [CONFIDENTIAL TREATMENT REQUESTED]/*/ in accordance with Paragraphs 3.7.3 or 3.7.4;

3.7.3  For Reporting Periods in which EXACT wishes Discovery to [CONFIDENTIAL TREATMENT REQUESTED]/*/ EXACT, in its rolling forecast to Discovery, shall [CONFIDENTIAL TREATMENT REQUESTED]/*/ to Discovery;

3.7.4  For Reporting Periods in which EXACT wishes Discovery to [CONFIDENTIAL TREATMENT REQUESTED]/*/ EXACT, in its rolling forecast to Discovery, shall [CONFIDENTIAL TREATMENT REQUESTED]/*/ to Discovery;

3.7.5  Discovery will commence delivery of products ordered pursuant to a purchase order meeting the requirements of this section 3.7 on the thirtieth (30) day following the beginning of the applicable Reporting Period. Purchase orders shall be submitted to the following facsimile number:  800-743-6200, attention: Discovery Labware, Inc., Manager Customer Service, with a confirmed receipt, and confirmed by mail to the following address:  Discovery Labware, 2 Oak Park, Bedford, Massachusetts 01730, Attention:  Customer Service.

Discovery shall be entitled to reject purchase orders not meeting the requirements of this section 3.7, so long as Discovery provides EXACT with written notice of such rejection within at least twenty (20) days of receipt of the applicable purchase order from EXACT. Discovery shall make reasonable business efforts to comply with unplanned changes in purchase orders but shall not be required to accept orders that do not meet the guidelines set forth in this section 3.7.

3.8                                 [CONFIDENTIAL TREATMENT REQUESTED]/*/ Provision.  Except as otherwise provided herein, EXACT agrees to [CONFIDENTIAL TREATMENT REQUESTED]/*/ and Discovery agrees to [CONFIDENTIAL TREATMENT REQUESTED]/*/ in accordance with the terms of Section 3.7 [CONFIDENTIAL TREATMENT REQUESTED]/*/ during the period of time from [CONFIDENTIAL TREATMENT REQUESTED]/*/ through the earlier of the [CONFIDENTIAL TREATMENT REQUESTED]/*/ or [CONFIDENTIAL TREATMENT REQUESTED]/*/.  During the period of time from [CONFIDENTIAL TREATMENT REQUESTED]/*/ through [CONFIDENTIAL TREATMENT REQUESTED]/*/ EXACT agrees to [CONFIDENTIAL TREATMENT

*CONFIDENTIAL TREATMENT REQUESTED

REQUESTED]/*/, which shall be [CONFIDENTIAL TREATMENT REQUESTED]/*/.

3.8.1  If EXACT has not [CONFIDENTIAL TREATMENT REQUESTED]/*/ on or prior to [CONFIDENTIAL TREATMENT REQUESTED]/*/, EXACT shall [CONFIDENTIAL TREATMENT REQUESTED]/*/ on or prior to [CONFIDENTIAL TREATMENT REQUESTED]/*/ for the purchase of Hybrigel Consumables in accordance with the terms of this Agreement [CONFIDENTIAL TREATMENT REQUESTED]/*/ will be [CONFIDENTIAL TREATMENT REQUESTED]/*/ of Hybrigel Consumables.

[CONFIDENTIAL TREATMENT REQUESTED]/*/  If EXACT has not [CONFIDENTIAL TREATMENT REQUESTED]/*/ on or prior to the earlier of [CONFIDENTIAL TREATMENT REQUESTED]/*/ or [CONFIDENTIAL TREATMENT REQUESTED]/*/, EXACT shall, in full satisfaction of its obligations to Discovery hereunder, immediately [CONFIDENTIAL TREATMENT REQUESTED]/*/ will be [CONFIDENTIAL TREATMENT REQUESTED]/*/ relating to Reporting Periods subsequent to [CONFIDENTIAL TREATMENT REQUESTED]/*/ in the event the Agreement is renewed beyond such date.  EXACT shall [CONFIDENTIAL TREATMENT REQUESTED]/*/ prior to the earlier of [CONFIDENTIAL TREATMENT REQUESTED]/*/ or [CONFIDENTIAL TREATMENT REQUESTED]/*/

3.8.3  If, other than (i) pursuant to Section 12.9, (ii) as a result of the failure of, or delay by, EXACT to deliver Membranes complying with the Specifications or (iii) as a result of breach of this Agreement on the part of EXACT((i)-(iii) above are collectively referred to herein as the “Contingencies”), Discovery is unable to deliver to EXACT for two Reporting Periods in any 12 month period at least [CONFIDENTIAL TREATMENT REQUESTED]/*/ of EXACT’s requirements for the Hybrigel Consumables in accordance with the purchase orders delivered to and accepted by Discovery in accordance with the terms of Section 3.7, EXACT shall no longer be obligated to [CONFIDENTIAL TREATMENT REQUESTED]/*/

3.9                                 [CONFIDENTIAL TREATMENT REQUESTED]/*/ Provision.  If, other than as a result of the Contingencies Discovery is unable to deliver to EXACT for two consecutive Reporting Periods at least [CONFIDENTIAL TREATMENT REQUESTED]/*/ of EXACT’s requirements for the Hybrigel Consumables in accordance with the purchase orders delivered to and accepted by Discovery in accordance with the terms of section 3.7 provided in this Agreement, and meeting the Hybrigel Consumable Specifications, EXACT will no longer be obligated to [CONFIDENTIAL TREATMENT REQUESTED]/*/.  If, at any time during the Term of this Agreement and other than as a result of the Contingencies, Discovery is unable to deliver to EXACT at least [CONFIDENTIAL TREATMENT REQUESTED]/*/ of the Hybrigel Consumables for a purchase order that Discovery has accepted in accordance with the terms of section 3.7 of this Agreement, within 90 days of delivery date set forth in such purchase order,

*CONFIDENTIAL TREATMENT REQUESTED

EXACT will no longer be obligated to [CONFIDENTIAL TREATMENT REQUESTED]/*/

3.10                           Competitive Products.  Nothing in this Agreement shall prohibit Discovery or any of its Affiliates from using Discovery Technology and Equipment to manufacture or sell any products to third parties that are competitive to products created hereunder including such products that may be competitive with the Hybrigel Consumable and the EXACT Tooling or other products that are sold by EXACT at any time.  Notwithstanding the foregoing, without the prior written consent of EXACT during the term of this Agreement, Discovery shall not sell products similar to the Hybrigel Consumable that have as one or the sole intended use the isolation of DNA from stool samples.  At no time may Discovery or its Affiliates use any EXACT Technology, the EXACT Tooling, or the Hybrigel Consumables except for EXACT’s benefit in carrying out Discovery’s obligations hereunder.

3.11                           Shipment.  Discovery agrees to ship Hybrigel Consumables at Discovery’s cost by the common carrier and method of shipment designated in the Manufacturing Plan.  Shipments will be made by the end of the Reporting Period (or sooner as reasonably specified in the applicable purchase order) to the United States locations specified in the Manufacturing Plan or as otherwise agreed by the parties in writing.  Legal title and risk of loss shall pass from Discovery to EXACT upon receipt of the Hybrigel Consumables by EXACT or EXACT’s designee from the common carrier.

3.12                           Inspection and Rejection.  Within fifteen (15) business days of receipt of any shipment, EXACT shall inspect the shipment and EXACT shall notify Discovery in writing of any rejection of any Hybrigel Consumables within the shipment that do not substantially meet the Hybrigel Consumable Specifications.  Hybrigel Consumables may be rejected only to the extent that EXACT can show that such failure to meet the Hybrigel Consumable Specifications existed prior to delivery to EXACT and did not result from EXACT’s negligence or misconduct or from any failure of the Membrane to meet the Membrane Specifications.  If EXACT does not notify Discovery of rejection within such fifteen (15) day period, it shall be deemed to have accepted the shipment of any Hybrigel Consumables not so rejected.  If the Hybrigel Consumable is rejected by EXACT for non-conformance to the Hybrigel Consumable Specifications, EXACT shall, if so directed by Discovery, promptly return the rejected Hybrigel Consumables to Discovery or dispose of the rejected Hybrigel Consumables at the direction of Discovery, in either case at the expense of Discovery.  If Discovery agrees with EXACT that the Hybrigel Consumable does not conform to the Hybrigel Consumable Specifications, Discovery shall have thirty (30) days after receipt of a notice from EXACT rejecting any Hybrigel Consumables to replace the defective Hybrigel Consumables.  If Discovery shows that the Hybrigel Consumables conform to the Hybrigel Consumable Specifications or that the failure to so conform results from EXACT’s negligence or misconduct, then EXACT shall accept shipment of the Hybrigel Consumable and EXACT shall

*CONFIDENTIAL TREATMENT REQUESTED

reimburse Discovery for the cost of shipping and storage.  If EXACT does not agree with Discovery’s showing, then Discovery shall replace the shipment in dispute and pay the costs of reshipping and storing the disputed shipment, provided that Discovery may obtain an independent analysis of the rejected Hybrigel Consumables to determine whether they meet the Hybrigel Consumable Specifications.  The outcome of such testing shall determine which party pays the costs of such retesting and the costs of reshipping and storing the disputed shipment.  If the independent analysis finds the Hybrigel Consumable conforms to the Hybrigel Consumable Specifications or that the failure to so conform resulted from EXACT’s negligence or misconduct, then EXACT shall accept delivery and shall reimburse Discovery for the cost of the independent analysis and for the cost and shipping and storing of the disputed shipment and any replacement shipment.  If the independent analysis finds that the Hybrigel Consumable does not conform to the Hybrigel Consumable Specifications and that the failure to so conform does not result from EXACT’s negligence or misconduct, then Discovery shall bear the cost for the shipping and storing of the disputed shipment.

3.13                           Payment.  EXACT shall pay Discovery the purchase price provided in Appendix G, as such may be amended from time to time, for each Hybrigel Consumable supplied to EXACT and accepted by EXACT hereunder.  Discovery may from time to time request an amendment to Appendix G at any time in order to change prices, such amendments to only be effective upon mutual written agreement of the Parties.  EXACT shall not unreasonably withhold consent to any such amendment.  Discovery and EXACT agree that price increases in line with increases in Discovery’s actual costs (including without limitation costs resulting from changes to the labeling) shall be reasonable.  Discovery shall provide EXACT with information reasonably requested to support the price changes necessitated by the increase in Discovery’s actual costs, though it is agreed that a showing of an increase in the market price of goods and services used by Discovery in the manufacture and supply of the Hybrigel Consumables shall be sufficient evidence of a corresponding increase in Discovery’s actual prices.  EXACT understands and agrees that the purchase prices set forth in Appendix G do not include sales and other taxes, all of which shall be borne exclusively by EXACT.  Discovery shall invoice EXACT for each shipment of Hybrigel Consumables that is not rejected by EXACT, and payment shall be due from EXACT within thirty (30) days after the date of the invoice date.  Discovery will collect applicable sales taxes from EXACT unless EXACT provides Discovery with appropriate resale certificates.  EXACT agrees to send payment for the Hybrigel Consumable on such terms to the following address:

BD Biosciences

Discovery Labware

P.O. Box 70187

Chicago, IL  60673-0187

Or at such other address as may be provided by Discovery to EXACT.

3.14                           Quarterly Meetings: Reports. The points of contact shall meet at least quarterly to discuss performance under this Agreement, schedules of the points of contact permitting.

3.15                           Packaging, Labeling. Discovery shall package and label the Hybrigel Consumable in final form for distribution in accordance with the Hybrigel Consumable Specifications.  EXACT shall provide Discovery a sample of the label and packaging information and direct how such label shall appear.

3.16                           Technical Support.  During the term of this Agreement, Discovery will provide technical assistance to EXACT to assist EXACT in responding to routine requests from EXACT’s customers for technical assistance that requires information regarding the materials and manufacturing of the Hybrigel Consumable. Discovery will respond to EXACT’s requests prior to the third business day after receipt of such request, provided that a response may not include a full answer or resolution of a problem and may require further work beyond such three (3) business day time frame.  Technical assistance shall not involve any Discovery Technology and Equipment (including Discovery Bonding).  Such technical assistance shall be limited to matters involving the materials and manufacture of the Hybrigel Consumables and shall not involve the design, Hybrigel Consumable Specifications, use or functionality of the Hybrigel Consumables, Membrane or Membrane Specifications, all of which are the sole responsibility of EXACT.

3.17                           Markings.  Discovery shall not be responsible for any patent and trademark requirements of EXACT, except with respect to labeling in accordance with EXACT’s instructions.

ARTICLE 4:  LICENSE; OWNERSHIP.

4.1                                 EXACT Limited License.  Subject to the terms and conditions of this Agreement, EXACT hereby grants to Discovery a non-exclusive, non-transferable, non-sublicensable, royalty-free license to the EXACT Technology, solely for use in connection with Discovery’s performance of Discovery’s obligations under this Agreement for EXACT, with the exception that Discovery may grant a limited non-exclusive, non-transferable, non-sublicensable, royalty-free license to third party contractors, vendors and consultants and the like that Discovery deems necessary to contract with in fulfilling its obligations under this Agreement, with prior written consent of EXACT, which shall not be unreasonably withheld. Additionally, EXACT hereby grants to Discovery a non-exclusive, royalty-free license to the use of the EXACT Tooling solely for the purposes of this Agreement for the term of this Agreement. Any use of the EXACT Technology and EXACT Tooling by Discovery or by Discovery’s contractors, vendors, and/or consultants that is not solely in connection with Discovery’s performance of Discovery’s obligations under this Agreement is not licensed hereunder and shall be considered a material breach of this Agreement by Discovery and such license of EXACT Technology shall be deemed null and void.  However, Discovery Technology and Equipment, if improved, modified, advanced, created, changed or the like, because of the use and knowledge of EXACT Tooling by Discovery, or a Designee of Discovery, is not considered a material breach of this Agreement.

4.2                                 EXACT Technology.  Discovery hereby acknowledges and agrees that it acquires no rights in the EXACT Technology or EXACT Tooling except as specifically provided in this Agreement, and that, as between the Parties, EXACT retains all rights, including all intellectual property rights, in and to the EXACT Technology.  Further, Discovery hereby acknowledges and agrees that EXACT shall exclusively own all right, title and interest, including all intellectual property rights, in and to all EXACT Technology, EXACT Tooling and the Hybrigel Consumable.

4.3                                 Discovery Technology and Equipment.  EXACT hereby acknowledges and agrees that, except as expressly provided elsewhere in this Agreement, it shall acquire no rights in the Discovery Technology and Equipment, including but not limited to, molds, mold technology, methods, processes and techniques for attaching membranes or membrane like materials to objects or materials, the methods, processes and techniques for packaging products and the materials, methods, processes or techniques for labeling products.  Further, EXACT hereby acknowledges and agrees that Discovery shall own all right, title and interest, including all intellectual property rights, in and to all Discovery Technology and Equipment, except as expressly provided elsewhere in this Agreement.

4.4                                 Discovery Limited License.  In the event this Agreement is terminated or expires and provided that EXACT has paid to Discovery all amounts owing hereunder, Discovery agrees to grant to EXACT a non-exclusive, non-transferable, sublicensable, perpetual, royalty-free license to Discovery Bonding techniques for affixing or attaching the Membrane to the Hybrigel Consumable only and, solely for use in connection with EXACT’s manufacture of the Hybrigel Consumable as described in Appendix D.  EXACT may grant a limited non-exclusive, non-transferable, non-sublicensable, royalty-free license to Discovery Bonding techniques, not to exceed ten (10) years in duration, to EXACT’s third party contractors, vendors and consultants and the like with whom EXACT deems necessary to contract with in manufacturing the Hybrigel Consumable, as described in Appendix D, [CONFIDENTIAL TREATMENT REQUESTED]/*/.  EXACT’S grant of a limited non-exclusive, non-transferable, non-sublicensable, royalty-free license to a third party described herein must be approved in advance and in writing by Discovery, which approval shall not be unreasonably withheld, and said third party must sign a confidentiality agreement approved by the Parties hereto, which protects Discovery’s know-how or trade secret information relating to Discovery Bonding.  Any use of Discovery’s Bonding techniques by EXACT

*CONFIDENTIAL TREATMENT REQUESTED

or EXACT’s licensee that is not solely for the manufacture of the Hybrigel Consumable as described in Appendix D is not licensed hereunder and shall be considered a material breach of this Agreement by EXACT.

4.5                                 No Implied License.  Discovery and EXACT acknowledge that each maintains rights in and to intellectual property that may be similar to the other’s intellectual property.  Nothing in this Agreement shall be construed as expressly or impliedly granting either party any right or license under any patent, patent application, trademark, service mark, or other intellectual property right now or hereafter owned or controlled of the other Party, except as expressly set forth in this Agreement.

4.6                                 Bonding Techniques.  Discovery and EXACT each separately maintains intellectual property rights in certain techniques for affixing or attaching membrane materials to objects and nothing in this Agreement shall preclude Discovery or EXACT from continuing to use such techniques.

4.7                                 Other.  Each Party hereto may currently or in the future may be developing information internally or receiving information from others that may be similar or competitive to the information received from the other Party hereto.  Accordingly, nothing in this Agreement shall be construed as a representation or inference that any Party hereto will not develop products or processes, for itself or others, that compete with the products or processes contemplated by the other Party hereto.

ARTICLE 5:  CONFIDENTIAL INFORMATION.

5.1                                 Confidential Information.  In the event the parties disclose confidential information under this Agreement to the other, during the term of this Agreement, the parties agree to the following terms and conditions:

(A)                              The receiving party agrees not to disclose confidential information it receives from the other party that is in writing and marked confidential (“Confidential Information”) to anyone not employed by the receiver or an Affiliate of the receiver without the discloser’s consent.  Discovery and EXACT acknowledge that the Membrane Specifications and Hybrigel Consumable Specifications shall be treated as confidential information without regard to whether such information has been marked as such.

(B)                                The recipient of the Confidential Information shall not be bound by the obligations of this section of the Agreement unless the discloser provides the recipient such information reduced to writing and marked as “Confidential” within thirty (30) days of such disclosure.  In the event one of the parties orally or visually discloses any information to the other in any discussion, the recipient shall not be bound by the obligations of this Agreement unless the discloser provides to the recipient a summary of such information reduced to writing, marked as “Confidential,” within thirty (30) days of such oral or visual disclosure.

5.2                                 Exclusions to Confidential Information.  Confidential Information will not include information which (a) was in the receiving party’s possession without a confidentiality restriction prior to the disclosure by the disclosing party hereunder, as shown by the receiving party with contemporaneous written records; (b) at or after the time of disclosure by the disclosing party becomes generally available to the public through no act or omission on the receiving party’s part; (c) is developed by the receiving party independently of and without reference to any Confidential Information it receives from the disclosing party, as shown by the receiving party with contemporaneous written records; (d) has come into the possession of the receiving party without a confidentiality restriction from a third party  or (e) the disclosing party has given written permission to the receiving party to disclose the Confidential Information.

5.3                                 Treatment of Confidential Information.  The receiving party acknowledges the confidential and proprietary nature of the disclosing party’s Confidential Information and agrees (i) to hold the disclosing party’s Confidential Information in confidence and to take precautions to protect such Confidential Information consistent with the precautions the receiving party employs with respect to its own confidential materials; (ii) not to divulge any such Confidential Information to any third person.  The receiving party shall limit disclosure of Confidential Information received from the disclosing party to those employees or agents (including third-party contractors engaged by either party as such party deems advisable in connection with the performance of its obligations under this Agreement) of the receiving party whose use of or access to the Confidential Information is necessary to carry out such party’s obligations under this Agreement, and shall secure from all agents or contractors having access to the Confidential Information agreements, at least as protective of the Confidential Information as the provisions of this Article 5, to maintain such information in confidence.

5.4                                 Disclosure Required by Judicial or Governmental Order and Regulatory Filings.  In the event that the receiving party is ordered to disclose the disclosing party’s Confidential Information pursuant to a judicial or government request, requirement or order, the receiving party shall promptly notify the disclosing party. Either party shall be permitted to disclose Confidential Information if required by law. EXACT acknowledges that certain specifications and pricing information included in this Agreement are confidential and agrees as an express condition to Discovery entering into this Agreement that, if it is ever required to include such information in a U.S. Securities and Exchange Commission or other public filing or submission, it will pursue and use its best efforts to obtain confidential treatment of all information for which Discovery requests such treatment after consultation, and will file or submit, as permitted by law, only a redacted version publicly.  EXACT shall notify Discovery within ten (10) days before such disclosure.

5.5                                 Archival Copy.  Subject to the various provisions hereof, all written information (including electronic information only if reduced to print) delivered by the discloser to the recipient pursuant to this Agreement shall be and remain the discloser’s property, and all such written information, and copies thereof, shall be promptly returned to the discloser upon written request of the discloser.  However, the recipient shall be entitled to retain one (1) archival copy of all such information strictly for legal purposes.

5.6                                 Exception Not Applicable to All Confidential Information.  If a particular portion or aspect of Confidential Information becomes subject to any of the exceptions set forth in section 5.2, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

5.7                                 Survival of This Article.  The provisions of this Article 5 will survive any termination or expiration of this Agreement.

5.8                                 Terms of Agreement Confidential.  Neither Party shall disclose to any third party the specific terms of this Agreement except as may be required by law without first obtaining the prior written consent of the other Party which shall not be unreasonably withheld, except as may be required to perform this Agreement as may be required by law.  Notwithstanding the foregoing, with prior written consent of the other Party, which shall not be unreasonably withheld, each Party may disclose this Agreement or its content to its professional advisors, investors, potential investors and prospective permitted assignees, and each party may disclose this Agreement to third party contractors that it engages as it deems advisable, provided however, that any such third party has entered into a written agreement at least as protective of the Confidential Information as the provisions of this Article 5, to maintain such information in confidence.

5.9                                 Capacity Information.  Notwithstanding anything herein to the contrary, and not withstanding whether such information has been marked “Confidential” or has been provided in the absence of a confidentiality restriction, any information relating directly or indirectly to Discovery’s capacity received by EXACT prior to, on or after the Effective Date, shall be considered Confidential Information.

ARTICLE 6:  REPRESENTATIONS AND WARRANTIES.

6.1                                 Discovery Representations and Warranties.  Discovery represents and warrants to EXACT that:

6.1.1             Discovery is a duly organized and validly existing corporation under the laws of Delaware, and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and any other agreements contemplated hereby, and to consummate the transactions contemplated hereby;

6.1.2             This Agreement does not contravene or constitute a default under or violation of any provision of applicable law binding upon Discovery or any agreement, commitment, instrument or other arrangement to which Discovery is a Party;

6.1.3             Any Hybrigel Consumables and EXACT Tooling supplied under this Agreement shall be delivered free and clear of all liens and encumbrances that would arise as a result of actions taken by Discovery.

6.1.4             To the extent applicable, Discovery’s manufacturing processes shall comply with all United States governmental laws, requirements, and regulations that relate to Analyte Specific Reagents as a Contract Manufacturer, as such term is defined by the FDA in “Guidance for Industry: Instruction for Completion of Medical Consumable Registration and Listing Forms.”

6.1.5             The Hybrigel Consumables shall comply with the Hybrigel Consumable Specifications at the time they are delivered to the common carrier and shall be free from material defects in materials and workmanship; provided, however, that Discovery makes no representation whatsoever as to the Membrane, inserts (if any), labels and packaging.

6.1.6             Discovery warrants that all Hybrigel Consumables, apart from the Membrane, shall, at the time of shipment, (a) not be products that are adulterated or misbranded within the meaning of the Act; and (b) have been manufactured, packaged, stored and shipped in conformity with the Specifications and QSR 820 Class 1 medical Consumables.

6.1.7             Discovery does not represent and warrant that the purchase or use by EXACT of the Hybrigel Consumable or the EXACT Tooling shall not infringe the patent rights of any third party.

6.1.8             Discovery represents and warrants that it maintains insurance at levels adequate to protect against risk of loss and damage to the Hybrigel Consumables and the EXACT Tooling at Discovery’s facilities.

6.1.9             Discovery represents and warrants that the one set of molds comprising the EXACT Tooling is sufficient to produce at least the Minimum Quantity.

6.2                                 EXACT Representations and Warranties.  EXACT represents and warrants to Discovery that:

6.2.1             EXACT is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and any other agreements contemplated hereby, and to consummate the transactions contemplated hereby; and

6.2.2             This Agreement does not contravene or constitute a default or violation of any provision of applicable law binding upon EXACT or any agreement, commitment, or instrument to which EXACT is a Party.

6.2.3             EXACT has filed, prosecuted or obtained any necessary authorizations or approvals for the design, manufacture, marketing, sale and use of the Hybrigel Consumables to its customers, other than any such authorizations or approvals that Discovery shall obtain as a result of its compliance with section 6.1.5 above, and EXACT shall, following acceptance of the Hybrigel Consumables, be responsible for maintaining all such authorizations and approvals.

6.2.4             EXACT represents and warrants that it is under no obligation to any third party that would interfere with its representations or obligations under this Agreement.

6.2.5             EXACT shall comply with and give all notices required by, all laws, ordinances, rules, regulations and lawful orders of any public authority bearing on the performance of this Agreement or the design, manufacture, marketing, sale and use of the Hybrigel Consumables, provided that in relation to United States governmental laws, requirements, and regulations that relate to Analyte Specific Reagents, EXACT shall be able to rely on Discovery’s compliance with section 6.1.6 above.

6.2.6             EXACT represents and warrants that, to its knowledge, the Hybrigel Consumable and the Membrane do not infringe any claims of any issued patent or other intellectual or industrial property rights of any third parties.

6.2.7             EXACT acknowledges that the Hybrigel Consumables are subject to the laws and regulations of the United States, including but not limited to the U.S. Export Administration Regulations (collectively, “U.S. Laws”).

(a)          In selling, reselling, exporting or reexporting any Hybrigel, EXACT agrees to comply fully with all applicable U.S. Laws as

(b)         well as all applicable export control laws and regulations of any other foreign government (collectively, “Export Control Laws”).

(c)          EXACT expressly agrees that it shall not directly or indirectly export, re-export, divert, lease, disclose, or otherwise transfer Hybrigel Consumables to any destination, entity or individual restricted or prohibited by Export Control Laws.

(d)         With respect to the export, re-export, diversion, sale, lease, disclosure, or other transfer of Hybrigel Consumables, EXACT is responsible for complying with all applicable Export Control Laws, including obtaining any necessary export authorizations.

(e)          EXACT attests that the Hybrigel Consumables will not be used directly or indirectly in the development, production or proliferation of weapons of mass destruction (nuclear, chemical, or biological) or missile delivery systems, and/or in terrorist activities.  Further, EXACT will comply with all applicable U.S. Laws, including Part 744 of the U.S. Export Administration Regulations, and other government laws and regulations restricting exports to persons or countries engaging in any of the above activities.  EXACT shall not knowingly sell Hybrigel Consumables to any party that is involved in such activities.

(f)            EXACT agrees that it will notify its representatives, agents, distributors, customers and any other person to which it transfers Hybrigel Consumables of the restrictions set forth in this section 6.2.7, and that it will use best efforts to cause any such persons to agree to these restrictions.

(g)         EXACT understands and agrees that Discovery’s obligation to supply Hybrigel Consumables to EXACT is subject to Discovery’s receipt of any licenses or other authorizations required by Export Control Laws.

(h)         Upon Discovery’s request, EXACT will furnish all information and documentation concerning EXACT, consignees and/or final end-users necessary for Discovery to obtain any export authorizations required by Export Control Laws.

6.3                                 DISCLAIMER:  THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED.  ALL SUCH OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY EXCLUDED.  DISCOVERY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES REGARDING

THE PERFORMANCE AND SAFETY AND EFFICACY OF THE HYBRIGEL CONSUMABLES.

ARTICLE 7:  LIMITATION OF LIABILITY.

7.1                                 CONSEQUENTIAL DAMAGES.  NEITHER EXACT NOR DISCOVERY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF ACTUAL OR ANTICIPATED PROFITS OR REVENUES, LOSS BY REASON OF SHUTDOWN, LOSS OF USE, LOSS OF ACCRUING INTEREST, DELAY OR ANY LOSS OF REPUTATION OR PUBLIC IMAGE WHETHER SUCH DAMAGES ARISE UNDER THIS AGREEMENT, IN TORT, UNDER STATUTE, IN EQUITY, AT LAW, OR OTHERWISE.  IN ADDITION, DISCOVERY SHALL NOT BE LIABLE FOR ANY DAMAGES ARISING FROM CLAIMS OF THIRD PARTIES FOR INJURY, DEATH OR PROPERTY DAMAGE SUFFERED AS A RESULT OF THE USE OF THE HYBRIGEL CONSUMABLES OR THE EXACT TOOLING, OR FAILURE OF DISCOVERY TO WARN, OR TO ADEQUATELY WARN, AGAINST THE DANGERS OF THE HYBRIGEL CONSUMABLES OR EXACT TOOLING OR FAILURE OF DISCOVERY TO INSTRUCT OR TO ADEQUATELY INSTRUCT, ABOUT THE SAFE AND PROPER USE OF THE HYBRIGEL CONSUMABLES OR EXACT TOOLING.

7.2                                 Limitation of Liability.  Except for the parties obligations under Article 8, notwithstanding anything else to the contrary set forth in any agreement, the maximum liability of Discovery and EXACT under this Agreement for all claims, whether in connection with a warranty claim, an indemnity claim, a combination thereof, or otherwise and whether arising under contract, warranty, tort (including negligence), strict liability, product liability, a combination thereof, or any other theory of liability or indemnification shall not exceed, in the aggregate, an amount equal to [CONFIDENTIAL TREATMENT REQUESTED]/*/ means an amount equal to [CONFIDENTIAL TREATMENT REQUESTED]/*/ during each calendar year during which the Agreement has been in effect.  Except as provided in Article 8, neither party shall have any obligation to indemnify the other, regardless of the theory of liability.

ARTICLE 8:  INDEMNIFICATION.

[CONFIDENTIAL TREATMENT REQUESTED]/*/ Infringement Actions.  Discovery shall indemnify, hold harmless and defend EXACT, its officers, directors, employees and agents, from any and all suits, actions, damages, costs, losses, expenses (including settlement awards and reasonable attorneys’ fees) and other liabilities arising from or in connection with [CONFIDENTIAL TREATMENT REQUESTED]/*/ except to the extent that [CONFIDENTIAL TREATMENT REQUESTED]/*/.  EXACT shall indemnify, hold harmless and defend Discovery, its officers, directors, employees and agents, from and against any and all suits, actions, damages, costs, losses, expenses (including settlement awards and reasonable attorneys’ fees) and other liabilities arising from or in connection with [CONFIDENTIAL TREATMENT REQUESTED]/*/ except to the extent that [CONFIDENTIAL TREATMENT REQUESTED]/*/.

*CONFIDENTIAL TREATMENT REQUESTED

8.2                                 Further Indemnification by EXACT.  Subject to the limitations on liability contained herein, EXACT shall indemnify, defend and hold harmless Discovery, its officers, directors, employees and agents, from [CONFIDENTIAL TREATMENT REQUESTED]/*/ in each case except to the extent that [CONFIDENTIAL TREATMENT REQUESTED]/*/.

8.3                                 Further Indemnification by Discovery.  Discovery shall indemnify, defend and hold harmless EXACT, its officers, directors, employees and agents, from [CONFIDENTIAL TREATMENT REQUESTED]/*/ except to the extent [CONFIDENTIAL TREATMENT REQUESTED]/*/.

8.4                                 Control of Defense. In the case of any claim under Section 8.1 or 8.1 hereof, the indemnified party shall promptly notify the indemnifying party of any such claim of which the indemnified party is aware.  The indemnifying party, at its sole expense, shall maintain control and direction of the defense of any such claim brought against the indemnified party; provided, however, that the indemnified party shall have the right to participate in such defense at the indemnified party’s expense.

8.5                                 Discovery’s Compliance With EXACT’s Instructions.  Discovery’s obligations under this Article 8 shall not extend to [CONFIDENTIAL TREATMENT REQUESTED]/*/, or any specific or direct written instructions from EXACT if such [CONFIDENTIAL TREATMENT REQUESTED]/*/ would have been avoided but for such compliance.

ARTICLE 9:  TERM AND TERMINATION.

9.1                                 Term.  This Agreement shall commence on the [CONFIDENTIAL TREATMENT REQUESTED]/*/ and shall continue until [CONFIDENTIAL TREATMENT REQUESTED]/*/, unless terminated pursuant to sections 9.2 or 9.3 hereof, and thereafter this Agreement shall [CONFIDENTIAL TREATMENT REQUESTED]/*/ upon mutual, written agreement of the parties on or before on hundred eighty (180) days prior to the expiration of the then current term.

9.2                                 Termination for Cause.  Subject to the conditions contained in Section 9.4, either Party may terminate this Agreement:

9.2.1             At any time, if the other Party breaches any representation or warranty of this Agreement material to its performance or fails to perform any material obligation hereunder, and such breach is not remedied within the terms set forth in this Agreement providing for a remedy or, if no such terms are set forth, within thirty (30) business days after written notice thereof to the Party in default; or

9.2.2             At any time if the other Party becomes insolvent, or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or part of such Party’s assets and, as a result thereof, such Party is unable or unwilling to perform is obligations under this Agreement.

*CONFIDENTIAL TREATMENT REQUESTED

9.3                                 Termination without Cause. At any time on or after [CONFIDENTIAL TREATMENT REQUESTED]/*/, either Party may, at is sole discretion, terminate this Agreement at any time, upon ninety (90) days’ prior written notice to the other Party, or at any time upon sixty (60) days’ prior written notice to the other Party in an event of Force Majeure.

9.4                                 Obligations Upon Expiration or Termination.  Upon the expiration or termination of this Agreement, the Parties shall comply with the following:

9.4.1             If this Agreement should terminate or expire as a result of EXACT’s termination without cause or Discovery’s termination for cause:

(a)                                  prior to EXACT [CONFIDENTIAL TREATMENT REQUESTED]/*/, EXACT shall be obligated to [CONFIDENTIAL TREATMENT REQUESTED]/*/ pursuant to Section 3.8.2 on or prior to the date such expiration or termination takes effect, and

(b)                                 EXACT shall be obligated to purchase and Discovery shall be obligated to sell the number of Hybrigel Consumables that were forecast by EXACT for the period through the Reporting Period during which such termination shall become effective (provided that [CONFIDENTIAL TREATMENT REQUESTED]/*/ if appropirate).

9.4.2             If this Agreement shall terminate as a result of Discovery’s termination without cause or EXACT’s termination for cause:

(a)                                  EXACT shall be under no obligation to [CONFIDENTIAL TREATMENT REQUESTED]/*/ other than with respect to Hybrigel consumables that have been or are delivered to EXACT, and

(b)                                 Discovery shall be obligated to sell and EXACT shall be obligated to purchase the number of Hybrigel Consumables that were forecast by EXACT for the period through the Reporting Period during which such termination shall become effective,

9.4.3.          In addition to the foregoing, at any time this Agreement shall terminate or expire:

(a)                                  Discovery shall (i) discontinue its performance hereunder (except as provided herein) and (ii) comply with its obligations, if any, under Section 2.7.

*CONFIDENTIAL TREATMENT REQUESTED

(b)                                 EXACT shall (i) pay all amounts then outstanding under this Agreement and (ii) comply with its obligations, if any, under Section 2.7.

9.5                                 Survival.  Sections 1, 2.4, 2.5, 2.6, 2.7, 3.10, 3.11, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 5, 6, 7, 8, 9, 10.2, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7 and 12 shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 10:  ASSIGNMENT.

10.1                           No Assignment.  Neither Discovery nor EXACT shall assign its rights or delegate its obligations under, or otherwise transfer, this Agreement, in whole or in part, other than to an Affiliate, without the prior written consent of the other party hereto.  The term “assign” shall include the assignment of any rights or duties under this Agreement, and shall also include any purported transfer of this Agreement pursuant to a merger or consolidation of Discovery; the sale, lease or other disposal of all or substantially all of the assets or business of Discovery; or the liquidation, dissolution, recapitalization or reorganization of Discovery.  Any purported assignment or delegation in violation of this provision shall be null and void. Notwithstanding the foregoing, either party shall have the right to assign this Agreement in connection with a merger, acquisition or sale of all or substantially all of its stock or assets to which this Agreement pertains.

10.2                           Binding Upon Successors.  Subject to section 10.1 hereof, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto.

ARTICLE 11:  REGULATORY COMPLIANCE

11.1                           Registrations.  EXACT shall obtain and maintain all applicable regulatory approvals, product registrations and requirements for it to sell Hybrigel Consumables as the Specification Developer as such term is defined by the FDA in “Guidance For Industry - Instructions For Completion of Medical Device Registration And Listing Forms”.  Discovery agrees to cooperate with EXACT in any regulatory registration process to permit EXACT to participate in such process when necessary. Discovery shall promptly provide to EXACT copies when necessary of all required Hybrigel Consumable notifications and registrations to regulatory agencies that are its obligation as the Contract Manufacturer as such term is defined by the FDA in “Guidance For Industry - Instructions For Completion of Medical Device Registration And Listing Forms.”

11.2                           Reporting Obligations.  EXACT and Discovery shall maintain, all complaint files and other records required to be maintained by the FDA and other regulatory agencies with respect to Hybrigel Consumables.  Discovery shall promptly provide to EXACT copies of all complaints received, resultant investigations and follow-up communications with respect to the Hybrigel Consumables sold to EXACT.  EXACT shall promptly provide Discovery with copies of any complaints relating to Hybrigel Consumables received by EXACT.  Except as otherwise required by law, EXACT will be responsible for information about Hybrigel Consumables required to be submitted to any regulatory agency, including the reports required under FDA’s MDR rule, 21 CFR Parts 803 and 804, and other adverse reporting requirements applicable to Hybrigel Consumables. All potential reports relating to EXACT labeled products, will be reviewed jointly by EXACT and Discovery and approved by EXACT prior to submission to the FDA or other regulatory agencies.

11.3                           Manufacturing.  Discovery shall comply with all applicable QSR requirements, including all quality standards applicable to the Hybrigel Consumables (including ISO 9001 – 2000 and/or ISO 13485 where applicable).  Upon EXACT’s execution of Discovery’s Site Visit Confidentiality Agreement, attached hereto as Appendix H, EXACT may inspect Discovery’s facilities and review Discovery’s documentation required under the QSR and any other documentation necessary for EXACT and Discovery to comply with United States laws and regulations.  Discovery shall provide access to the portion of Discovery’s manufacturing operations associated with the manufacture of the Hybrigel Consumable in order to conduct an inspection, at reasonable times determined by Discovery and upon reasonable notice by EXACT to Discovery.  Only EXACT employees may conduct an audit under this section.  For the site(s) where Hybrigel Consumables are manufactured, Discovery must inform EXACT of all audits conducted by the FDA and other regulatory agencies and provide audit outcomes, correspondence and corrective actions, if required.

11.4                           Samples.  Discovery shall retain samples of each lot of Hybrigel Consumables for time periods that are in accordance with agreed EXACT specification.

11.5                           Product Recalls and Field Corrective Actions.  In the event (i) any government authority issues an order that Hybrigel Consumables be recalled, (ii) a court of jurisdiction orders such a recall or (iii) Discovery or EXACT determines that Hybrigel Consumables should be recalled (including for reason of performance, reliablity or defects) or that a field corrective action or removal should occur, the parties shall take all appropriate corrective action.  Discovery and EXACT will review any recommendation and agree to the appropriateness of the corrective action prior to its initiation and the notification to the affected customer(s).  In the event the parties cannot agree on the corrective action, EXACT may act at its discretion.  EXACT will provide notice to its customer(s) of the required corrective action for Hybrigel Consumables.  EXACT shall be responsible for the cost of notifying end users, for the replacement of the defective part, and for determining the corrective actions to be taken and the costs associated with such actions.  Discovery shall be responsible only for costs associated with Hybrigel Consumables supplied to EXACT that did not substantially meet the Hybrigel Consumable Specifications when delivered to the common carrier and only if such failure to meet the Hybrigel Consumable Specifications is the direct cause of the recall or field corrective action and only up the amount received by EXACT in payment for such Hybrigel Consumables.  Discovery and EXACT shall fully cooperate with one another and provide all reasonable assistance in conducting any recall or field corrective action under this section.  EXACT shall maintain records of all sales of Hybrigel Consumables sufficient to carry out a recall with respect to Hybrigel Consumables purchased under the Agreement.  If the recall meets the definition of corrective action and removal, and constitutes a risk to health, as defined by 21 CFR 806, corrective action shall be carried out in accordance with regulations including reporting to the FDA and other applicable regulatory agencies.

11.6                           Records.  Discovery shall maintain complete and accurate written records of all information relating to the manufacture of the Hybrigel Consumable, and shall retain such records for not less than seven (7) years after delivery to EXACT of the Hybrigel Consumable from the lot to which such records pertain.  Upon EXACT’s reasonable request, Discovery will allow EXACT to review Discovery’s documentation required under the QSR and any other documentation necessary for EXACT and Discovery to comply with United States laws and regulations.  Discovery.

11.7                           General Obligations of Discovery and EXACT.

11.7.1            Discovery shall manufacture and ship the Hybrigel Consumables in accordance with the Hybrigel Consumable Specifications, and shall comply with the QSR requirements set forth in 21 CFR 820.

11.7.2            Each party shall promptly notify the other party of, and shall provide the other party with copies of, any correspondence and other documentation received or prepared in connection with any of the following events: (1) receipt of any material correspondence from the FDA in connection with the manufacture of Hybrigel Consumables; (2) any recall of Hybrigel Consumables; (3) the withdrawal of Hybrigel Consumables from the market; (4) any regulatory comments relating to the manufacture of Hybrigel Consumables requiring a response or action by either party.

11.7.3            Discovery shall maintain all manufacturing, quality assurance and analytical records; all records of shipments of Hybrigel Consumables from Discovery; and all validation data relating to Hybrigel Consumables for a period of seven (7) years.  Discovery shall make such data available to the FDA upon request of the FDA, such request being made either directly to EXACT or to Discovery, or otherwise as required by applicable law.

11.8                           Acceptance of Products.  Discovery shall test each newly manufactured lot of Hybrigel Consumables for conformance with the Hybrigel Consumable Specifications.  Each lot meeting the Hybrigel Consumable Specifications shall be deemed accepted and Discovery shall complete and forward to EXACT a Discovery Certificate of Conformance for such lot.

11.9                           Packaging.  All labels and labeling produced by Discovery for Hybrigel Consumables, including packaging layout, design and color, shall be supplied by EXACT.

11.10                     Quality.  The Parties agree to cooperate in good faith and use commercially reasonable efforts to develop and implement a quality plan designed to minimize or eliminate Hybrigel Consumable defects and provide for improvement during this Agreement’s Term in Hybrigel Consumable quality based upon implementation of improvements resulting from customer feedback or relating to EXACT design improvements.

ARTICLE 12:  GENERAL.

12.1                           Publicity.  Neither party shall originate any publicity, news release or public announcement, written or oral, whether to the public, press or otherwise, relating to this Agreement, to any amendment hereto or performance hereunder, or the relationship between the Parties, without prior written approval of the other Party.  Notice of any such publicity, news release or public announcement will be given to the other party at least ten (10) days in advance of release.

12.2                           Headings.  All headings used in this Agreement and its attachments are intended for convenience of reference only and shall not affect the construction or interpretation of the Agreement

12.3                           Choice of Law.  The validity and interpretation of this Agreement and the legal relations of the Parties to it are governed by the laws of the Commonwealth of Massachusetts without regard to any choice of law principal that would dictate the application of the law of another jurisdiction.  The Parties agree that any legal action arising out of or in connection with this Agreement shall be brought in the federal or state courts of Massachusetts, and the Parties irrevocably submit for all purposes to the jurisdiction of such court.

12.4                           Independent Contractors.  The Parties agree that, in the performance of this Agreement, they are and shall be independent contractors.  Nothing herein shall be construed to constitute a partnership or joint venture between the Parties nor shall either Party be construed as the agent of the other Party for any purpose whatsoever, and no Party shall bind or attempt to bind the other Party to any contract or the performance of any obligation, or represent to any third party that it has any right to enter into any binding obligation on the other Party’s behalf.

12.5                           Amendments in Writing.  No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless made in writing and signed by both of the Parties hereto.

12.6                           Failure to Enforce.  If either Party fails to enforce any term of this Agreement or fails to exercise any remedy, such failure to enforce or exercise on that occasion shall not prevent enforcement or exercise on any other occasion.

12.7                           Exercise of Rights and Remedies.  All rights and remedies, whether conferred by this Agreement or by any other instrument or by law shall be cumulative, and may be exercised singularly or concurrently.

12.8                           Severability.  If any provision of this Agreement is held invalid by any law, rule, order, or regulation of any government or by the final determination of any court of competent jurisdiction, such invalidity shall not affect the enforceability of any other provisions and such provisions shall be interpreted so as to best accomplish the objectives of such invalid provisions within the limits of applicable law or applicable court decision.

12.9                           Inability to Perform.  Neither Party to this Agreement shall be liable for its failure to perform or any delay in its performance of any of its obligations hereunder caused by an event outside the affected Party’s reasonable control (“Force Majeure”) and the time required for such performance shall be extended for a period equal to the period of such delay.  Force Majeure shall include fire, flood, earthquake, other natural disaster, war, embargo, acts of terrorism, riot, or the intervention of any government authority, acts of the public enemy, acts of God or other unforeseeable causes beyond the reasonable control, and without the fault or negligence of, the affected Party, provided that the Party that is unable to perform notifies the other Party of such inability as soon as practicable.  If, however, a Party’s performance is delayed as a result of any of the foregoing situations for a period of sixty (60) days or more from the date of such notification, then the other Party may terminate this Agreement in accordance with section 9.3 hereof, provided that notice of only 60 days rather than 90 days will be required.

12.10                     Notice.  Notices to be given under this Agreement shall be in writing, and sent by prepaid registered or certified mail, return receipt requested, or by prepaid overnight courier service, or by facsimile, to the addresses set forth immediately below (or to such other addresses as the Parties may designate by notice given in accordance with this provision):

For EXACT:

President

EXACT Sciences Corporation

63 Great Road

Maynard, MA 01754

Fax: (978) 897-3481

With a copy to:

General Counsel

EXACT Sciences Corporation

63 Great Road

Maynard, MA 01754

Fax: (978) 897-3481

For Discovery:

Discovery Labware, Inc.

296 Concord Road

Billerica, MA 01821

Attention: Vice President and General Manager

Manager Fax: (978) 901-7490

With a copy to:

Becton Dickinson and Company

1 Becton Drive

Franklin Lakes, NJ 07417

Attention:  Vice President and General Counsel

Fax:  (201) 847-7445

All such notices, if properly addressed, shall be effective when received.

12.11                     Entire Agreement.  This Agreement (including all Attachments and Appendices, which are incorporated by reference herein) constitutes the complete and exclusive statement of the agreement between the Parties, and supersedes all prior agreements, proposals, negotiations and communications between the Parties, (except with respect to EXACT’s purchase order No. 9192), both oral and written, regarding the subject matter hereof.

12.12                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

12.13                     No Other Terms.  In the event of a conflict between the terms of this Agreement and any Purchase Order, acceptance, specification, EXACT’s supplier agreement or acknowledgement, sales acknowledgement document, packing slip, invoice, or other document, the parties hereby reject such terms and conditions, and the terms and conditions of this Agreement shall prevail unless otherwise expressly agreed to in writing by both parties.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives under seal as of the Effective Date.

EXACT SCIENCES CORPORATION		DISCOVERY LABWARE, INC.

By:

/s/ Don M. Hardison

By:

/s/ Joseph S. Gentile

Name:	Don M. Hardison	Name:	Joseph S. Gentile

Title:	President and CEO	Title:	Vice President and General Manager

APPENDIX A

FORM OF DISCOVERY CERTIFICATE OF CONFORMANCE

BD Biosciences Discovery Labware 296 Concord Road, Suite 280, Billerica, MA 01821	BD France S.A. BD Biosciences Labware Europe 11 rue Aristide Bergès - BP 4 38800 Le Point De Claix, France

CERTIFICATE OF QUALITY

Date:

BD Biosciences - Labware certifies that the product listed below meets the following criteria:

BD Falcon Catalog No:	LOT #:

QSR (GMP) Compliance – BD Falcon Products are manufactured in accordance with the current Quality System Requirements Standards as specified in Chapter 1, Title 21 of the USA Federal Regulations, Section 820 titled “Good Manufacturing Practices for Medical Devices”.

Quality Control Testing - Representative production samples are collected and inspected in accordance with current applicable product specifications.  Inspection records are reviewed and signed off by qualified personnel for product release.

Cytotoxicity – Quality Control testing is conducted to qualify all material resins using USP and ISO 10993 standards for cytotoxicity and have been shown to be non-toxic.

DNA / DNase Free - Representative production samples are collected and tested in accordance with current applicable product specifications.  Test results are reviewed and signed off by qualified personnel for product release.

VERIFICATION:

Treyburn Quality Representative

APPENDIX B

CERTIFICATE OF ANALYSIS

Exact Sciences certifies that the membrane lot listed below has been tested and has met all of the following criteria.

Membrane Type:	Membrane Lot#:

Membrane qty:	Date of manufacture:

Shipping date:	Qty tested:

BD SAP number: tbd

Test data

Test

Specification

Result

Pass/Fail

Dimensions	7.5” x 5.5” sheet

Visual – free of dust and dirt

Visual – No tears or cuts

Packaging – free of dirt, dust

Packaging – not damaged

Results of Membrane QC

Certified by:
Title:
Date:

APPENDIX C

MANUFACTURING PLAN

PHASE I:

Tooling construction design, development, and validation of the following:

[CONFIDENTIAL TREATMENT REQUESTED]/*/

PHASE II

[CONFIDENTIAL TREATMENT REQUESTED]/*/

PHASE III:

The earlier of [CONFIDENTIAL TREATMENT REQUESTED]/*/.

*CONFIDENTIAL TREATMENT REQUESTED

APPENDIX D

SPECIFICATIONS

[CONFIDENTIAL TREATMENT REQUESTED]/*/

*CONFIDENTIAL TREATMENT REQUESTED

APPENDIX E

EXACT’S INITIAL FORECAST

[CONFIDENTIAL TREATMENT REQUESTED]/*/

*CONFIDENTIAL TREATMENT REQUESTED

APPENDIX F

FORM OF PURCHASE ORDER

Exact Sciences, Inc.

Address and contact information

(Vendor)

Discovery Labware, Inc.

2 Oak Park

Bedford, MA  01730-9902

Tel: 781-275-0004, 800-343-2035

Fax:  800-743-6200

Fed ID #22-3124058

Purchase Order Number

Order Date

Requestor

Deliver To:

Vendor Code

Buyer

Terms:  30 days net of receipt

Ship Via:

FOB

Freight

Taxable

Account Number

Confirm To:

Item

Part Number/Description

Exact Sciences PreGen Pure Consumable

Membrane Type and Designation

Quantity

Unit of Measure (Case / Unit) TBD

Unit Price TBD

Extension

Total Order

Membrane Type - Identifier

Unit identifier TBD

Estimated 8 to 12 week delivery term upon receipt of order

APPENDIX G

PURCHASE PRICE

[CONFIDENTIAL TREATMENT REQUESTED]/*/

*CONFIDENTIAL TREATMENT REQUESTED

APPENDIX H

FORM OF SITE VISIT CONFIDENTIALITY AGREEMENT

CONFIDENTIALITY AGREEMENT

(Plant/Facility Visit)

This AGREEMENT, made and effective May 1st, 2003 by and between EXACT Sciences Corporation, with a place of business at 63 Great Road, Maynard, Massachusetts 01754 (“RECIPIENT”) and Becton, Dickinson and Company, a New Jersey corporation, with a place of business at 1 Becton Drive, Franklin Lakes, New Jersey 07417 (“BD”).

WHEREAS, RECIPIENT wishes to visit BD’s facilities located in Bedford, Massachusetts and Treyburn, North Carolina, to discuss BD’s proprietary information and documentation limited to BD’s General Quality System Information.  The parties recognize that during the visit and in discussions between the parties in connection with or related to the visit (which conversations may be before, during or after the visit), there may be disclosure by BD of certain confidential, proprietary, trade secret or like previously undisclosed information (“CONFIDENTIAL INFORMATION”).

In consideration of the premises and mutual covenants contained herein, BD and RECIPIENT agree as follows:

1.                    All CONFIDENTIAL INFORMATION disclosed by BD (including but not limited to in-writing or other permanent visual form or orally or by visual observation) shall be deemed and shall remain the property of BD, and the RECIPIENT shall not be allowed to make any copies, drawings, sketches, designs, take photographs or videos of the facilities, equipment or processes of BD or its affiliates and other type of tangible way of reproducing information furnished by BD, nor use any other audiovisual recording equipment in any way while in BD’s facilities or its affiliates.

2.                    Unless expressly authorized by BD in writing, which refers by name and date to this Agreement, RECIPIENT shall retain all CONFIDENTIAL INFORMATION in confidence, shall not disclose such CONFIDENTIAL INFORMATION or any part thereof to any third-party and shall not use the CONFIDENTIAL INFORMATION for its benefit or for the benefit of any third-party except generally for background purposes with respect to examples of good manufacturing procedures.  However, the obligation of confidentiality with respect to the CONFIDENTIAL INFORMATION shall not apply to any information which:

(a)        is already known to RECIPIENT and its value appreciated at the time of disclosure as evidenced by written documents; or

(b)          is generally available to the public without restriction or becomes publicly known through no wrongful act of RECIPIENT; or

(c)           is received by RECIPIENT through no fault of RECIPIENT from a third-party who had a legal right to provide it.

3.                    Specific CONFIDENTIAL INFORMATION disclosed by BD will not be deemed within any exceptions set forth in (a), (b) or (c) above merely because it is embraced by more general information to which one or more of those exceptions may apply.

Even though CONFIDENTIAL INFORMATION is within one of the above exceptions, RECIPIENT will not disclose to third parties that the excepted CONFIDENTIAL INFORMATION was received from BD.

4.                    Nothing contained herein shall be construed, either expressly or implicitly, to grant to RECIPIENT any rights to technology or license under any patent, copyright or trademark or other proprietary right now or hereinafter in existence, owned or controlled by BD.

5.                    In the event the parties make a later contract or agreement concerning anything covered by this Agreement, this Agreement shall continue to remain in full force and effect unless specifically stated to the contrary in such later contract.

6.                    RECIPIENT agrees that nothing herein shall obligate BD to disclose information by virtue of this Agreement, and that nothing in this Agreement shall be construed or otherwise interpreted by RECIPIENT as an obligation or intent to enter into any business relationship with each other, and no decisions should be made in reliance on entry into such a relationship.  However, RECIPIENT recognizes that from time to time BD may wish to disclose information, which is of a character considered to be so highly proprietary and sensitive that additional restrictions on use and/or disclosure are necessary before such information can be disclosed.  In such event, if mutually desired, the parties will attempt to negotiate a separate agreement governing the disclosure of such information.

7.                    This Agreement constitutes the complete understanding between the parties of each party’s obligations to the other party relating to the CONFIDENTIAL INFORMATION.  This Agreement can be modified only by a written document executed by an authorized representative of the parties, which refers to this Agreement and includes a copy of this Agreement as an attachment.

8.                    The parties understand and agree that there is neither an expressed nor implied expectation of any kind or type of payment or other compensation by BD to RECIPIENT arising out of this Agreement or anything carried out under this Agreement, except as may be set forth in any subsequent written agreement between the parties.  Further, there is no obligation or commitment by the parties hereto to enter into any agreement subsequent to this Agreement.

9.                    BD personnel are not authorized to receive information in confidence.  RECIPIENT shall not disclose any of its trade secrets or proprietary information to BD, and all communications from RECIPIENT to BD shall be made on a non-confidential basis.

10.              This Agreement shall become effective on the date first set above and has no termination date.  The obligations undertaken herein as the RECIPIENT shall survive and continue with no expiration date.

11.              Any notice or other communication made or given by either party in connection with this Agreement shall be sent via facsimile (with confirmation) or by registered certified mail, postage prepaid, return receipt requested, or by courier service addressed or the other party at its address set forth below:

Becton, Dickinson and Company	EXACT Sciences Corporation
1Becton Drive Franklin Lakes, New Jersey 07417 Attn: David W. Highet VP & Chief Intellectual Property Counsel Fax: (201) 848-9228	63 Great Road Maynard, Massachusetts 01754 Attn: President

12.              This Agreement shall be governed by the laws of the State of New Jersey, without reference to choice or conflict of law principles, otherwise applicable.  The parties consent and agree that the United States Federal District Court for the District of New Jersey shall have sole and exclusive jurisdiction to resolve any interpretation, construction, breach, dispute or other controversy arising out of, connected with or associated with this Agreement.

This Agreement shall be executed in two or more identical counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute the Agreement when a duly authorized representative of each party has signed a counterpart.  The parties intend to sign and deliver this Agreement by facsimile transmission.  Each party agrees that the delivery of the Agreement by facsimile shall have the same force and effect as delivery of original signatures and that each party may use such facsimile signatures as evidence of the execution and delivery of the Agreement by all parties to the same extent that an original signature could be used.

Each person executing this Agreement represents and warrants that they are acting on behalf of a Party, as identified in the first paragraph of this Agreement, and not in an individual capacity.  Each person executing this Agreement further represents and warrants that they are authorized to enter into such Agreements for and on behalf of their respective Party.

EXACT Sciences Corporation:		BECTON, DICKINSON AND COMPANY

By:	By:
Joseph S. Gentile Vice President & General Manager Discovery Labware BD Biosciences